Exhibit 99.1

Questcor Pharmaceuticals Initiates Quarterly Cash Dividend and

Expands Stock Repurchase Program

ANAHEIM, Calif., September 28, 2012 -- Questcor Pharmaceuticals, Inc. (NASDAQ:QCOR) today announced that its Board of Directors has adopted a policy to pay a regular quarterly dividend in such amounts as the Board of Directors may determine from time to time. The Board of Directors has declared an initial quarterly cash dividend of $0.20 per share to all shareholders of record at the close of business on October 31, 2012. The initial dividend will be paid on or about November 15, 2012. Future dividends will be at the discretion of the Board of Directors.

Questcor also announced that its Board of Directors has increased the Company’s common stock repurchase program authorization from 3.2 million shares to 7 million shares. Repurchases under the program may be made in the open market or in privately negotiated transactions from time to time in compliance with Securities and Exchange Commission regulations, depending on market conditions and other factors.

About Questcor

Questcor Pharmaceuticals, Inc. is a biopharmaceutical company focused on the treatment of patients with serious, difficult-to-treat autoimmune and inflammatory disorders. Questcor’s primary product is H.P. Acthar® Gel (repository corticotropin injection), an injectable drug that is approved by the FDA for the treatment of 19 indications. Of these 19 indications, Questcor currently generates substantially all of its net sales from three indications: the treatment of proteinuria in idiopathic types of nephrotic syndrome, the treatment of acute exacerbations of multiple sclerosis in adults, and the treatment of infantile spasms in children under two years of age. With respect to nephrotic syndrome, the FDA has approved Acthar to “induce a diuresis or a remission of proteinuria in the nephrotic syndrome without uremia of the idiopathic type or that due to lupus erythematosus.” Questcor has also launched a pilot effort in rheumatology, as Acthar is approved for several rheumatology-related conditions including Dermatomyositis, Polymyositis, Lupus and Rheumatoid Arthritis. Questcor is also exploring the possibility of developing markets for other on-label indications and the possibility of pursuing FDA approval of additional indications not currently on the Acthar label where there is high unmet medical need. For more information about Questcor, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that have been made pursuant to the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “believes,” “continue,” “could,” “estimates,” “expects,” “growth,” “may,” “plans,” “potential,” “should,” “substantial” or “will” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the following:

•	Our reliance on Acthar for substantially all of our net sales and profits;

•	Our ability to continue to generate revenue from sales of Acthar to treat on-label indications associated with Nephrotic Syndrome, and our ability to develop other therapeutic uses for Acthar;

•	Research and development risks and our reliance on third-parties to conduct research and development and the ability of research and development to generate successful results;

•	Our ability to receive high reimbursement levels from third party payers;

•	Our ability to comply with federal and state regulations, including regulations relating to pharmaceutical sales and marketing practices;

•	Regulatory changes or other policy actions by governmental authorities and other third parties in connection with U.S. health care reform or efforts to reduce federal and state government deficits;

•	An increase in the proportion of our Acthar unit sales comprised of Medicaid-eligible patients and government entities;

•	Our ability to effectively manage our growth, including the expansion of our sales force, and our reliance on key personnel;

•	Volatility in Questcor’s monthly and quarterly Acthar shipments, estimated channel inventory, and end-user demand, as well as volatility in our stock price; and

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Other risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission, or SEC, on February 22, 2012, and other documents filed with the SEC. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date of this release.

For more information, please visit www.questcor.com or www.acthar.com.

CONTACT INFORMATION:

Questcor Pharmaceuticals, Inc.

Don Bailey

714-786-4210

dbailey@Questcor.com

EVC Group
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